Exhibit 99.1

ARKO REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Company Reporting Financial Results for the First Time Since Becoming a Nasdaq-Listed Public Company

RICHMOND, VA, March 25, 2021 – ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a growing leader in the U.S. convenience store industry, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Key Highlights

•	Net earnings improvement of 66% for the quarter to a loss of $6.7 million compared to the prior quarter in 2019, and net income for the year of $30.1 million, an increase of 164%.
•	Operating cash flow generated of $47.3 million for the quarter, an increase of 774%, and $173.8 million for 2020, an increase of 302%.
•

Retail fuel margin for the quarter increase of 48% to 29.3 cents per gallon and increase for the full year of 54% to 31.9 cents per gallon, which more than offset reduced same stores gallons sold of 15.8% and 16.5% for the quarter and full year, respectively.

•

Same store merchandise sales increase of 3.3% and 3.5% for the fourth quarter and full year, respectively, with an increase of 4.5% in the period from April to December 2020, compared to the same period in the prior year. Same store merchandise margin increased to 27.1% from 26.6% for the quarter and increased to 27.1% from 27.0% for the full year.

•

Adjusted EBITDA, net of incremental bonuses for the quarter was $40.6 million, an increase of 249%; Adjusted EBITDA, net of incremental bonuses for the year was $183.4 million, an increase of 135%, which was in line with the Company’s previously increased expectations for full year 2020.

•

Completed the purchase of the business of Empire Petroleum Partners, LLC (the “Empire Acquisition”), materially enhancing our wholesale business and providing a future opportunity to meaningfully reduce fuel procurement costs. Added 1,453 wholesale sites to our network in addition to 84 retail sites, which increased our footprint through expansion into 10 new states and will double our gallons sold.

•

On December 22, 2020, ARKO acquired all minority interests in GPM Investments, LLC (GPM), our operating company. Additionally, we purchased all of the minority interests with the exception of a third-party with a 0.29% holding in one of our subsidiaries that distributes fuel to our locations (GPMP).

Arie Kotler, Chief Executive Officer of ARKO Corp., commented, “This quarter marked an important milestone as we became a U.S.-listed public company, and we are pleased to have reported strong financial results in the midst of a challenging operating environment. Our industry is highly fragmented and ripe for consolidation, and we are proud that we have built a large platform with our strong track record of acquisitions. We recently announced the pending acquisition of 61 sites from ExpressStop and remain focused on driving the next chapter of growth through our multi-year remodel program and other compelling organic growth opportunities that we expect will deliver long-term value for all of our stakeholders.”

Fourth Quarter and Full Year 2020 Segment Highlights

Retail

	For the year ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019
	(in thousands)
Fuel gallons sold	937,095	1,039,993	249,842	259,474
Same stores fuel gallons sold decrease (%) [2]	(16.5%)	(1.8%)	(15.8%)	(0.3%)
Fuel margin, cents per gallon [1]	31.9	20.7	29.3	19.8
Merchandise revenue	$1,494,342	$1,375,438	$375,301	$337,133
Same stores merchandise sales increase (%) [2]	3.5%	1.0%	3.3%	0.3%
Merchandise contribution [3]	$406,310	$372,516	$101,793	$89,751
Merchandise margin [4]	27.2%	27.1%	27.1%	26.6%

[1]	Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPM Petroleum “(GPMP”) for the cost of fuel.
[2]

Same store merchandise sales is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store has a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[3]	Calculated as merchandise revenue less merchandise costs.
[4]	Calculated as merchandise margin divided by merchandise revenue.

For the fourth quarter and full year, retail fuel profitability (excluding intercompany charges by our wholesale fuel distribution subsidiary, GPM Petroleum (“GPMP”)) increased approximately $21.8 million and approximately $84.0 million, respectively, compared to the prior year periods. This was due to a higher retail fuel margin that more than offset the decline in gallons sold, which decline in gallons was primarily a result of the COVID-19 pandemic. These increases were also enhanced by the Empire Acquisition and the full year impact of acquisitions made in 2019.  Retail fuel gallons sold decreased 3.7% for the quarter and 10.0% for the full year, as compared to 2019, primarily driven by the impact of lower traffic levels due to COVID-19. Similarly, on a same store basis, fourth quarter and full year retail fuel gallons sold declined 15.8% and 16.5%, respectively, as compared to 2019.

Same stores merchandise sales increased 3.3% for the quarter and 3.5% for the year. Total merchandise contribution increased $12.0 million for the quarter and $33.8 million for the year compared to the prior year primarily due to increases in core merchandise categories. These increases were also enhanced by the Empire Acquisition and the full year impact of acquisitions made in 2019.

Wholesale

	For the year ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019
	(in thousands)
Fuel gallons sold	267,309	64,757	226,077	15,541
Fuel margin, cents per gallon[1]	8.2	9.0	7.3	8.6

[1]	Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

For the fourth quarter and full year, wholesale fuel profitability (excluding intercompany charges by GPMP) increased approximately $15.2 million for the quarter and approximately $16.1 million for the full year compared to the prior year, with the Empire Acquisition accounting for the majority of the growth. Wholesale fuel margin calculated as cents per gallon were down for the quarter and full year versus prior year due to the Empire Acquisition as a majority of the acquired gallons are sold on a fixed markup basis as opposed to a consignment agent relationship which involves a profit split with the dealer.

Liquidity and Capital Expenditures

As of December 31, 2020, the Company’s cash and cash equivalents were $296.4 million, plus $31.8 million of restricted investments, and outstanding debt was $749.8 million, resulting in net debt of $421.6 million and a net debt to Adjusted EBITDA, net of incremental bonuses, leverage ratio of 2.3x. Capital expenditures were $44.6 million for the year ended December 31, 2020, compared to $58.3 million for the prior year. As of December 31, 2020, there were 124.1 million shares of common stock outstanding.

Empire Acquisition

In October 2020, we consummated the Empire Acquisition, which at the time of the acquisition added to our business the direct operation of 84 convenience stores and supply of fuel to 1,453 independently operated fueling stations in 30 states and the District of Columbia. As a result of the closing of the Empire Acquisition, we now operate stores or supply fuel in 33 states and the District of Columbia.

Store Network Update

The following tables present certain information regarding changes in our store network for the time periods presented:

	For the year ended December 31,		For the three months ended December 31,
Retail Segment	2020	2019	2020	2019
Number of sites at beginning of period	1,272	1,215	1,250	1,213
Acquired sites	84	87	84	69
Newly opened or reopened sites	3	1	3	—
Company-controlled sites converted to consignment locations and independent and lessee dealers, net	(14)	(8)	—	(1)
Closed, relocated or divested sites	(15)	(23)	(7)	(9)
Number of sites at end of period	1,330	1,272	1,330	1,272

	For the year ended December 31,		For the three months ended December 31,
Wholesale Segment	2020	2019	2020	2019
Number of sites at beginning of period	128	126	139	133
Acquired sites	1,453	—	1,453	—
Newly opened or reopened sites	31	—	23	—
Consignment locations or independent and lessee dealers converted from Company-controlled sites, net	14	8	—	1
Closed, relocated or divested sites	(12)	(6)	(1)	(6)
Number of sites at end of period	1,614	128	1,614	128

Business Combination

On December 22, 2020, ARKO Holdings Ltd., an Israeli public company, and Haymaker Acquisition Corp. II, a special purpose acquisition company, completed their business combination to form ARKO Corp. The common stock and warrants of ARKO Corp. began trading on Nasdaq under the new ticker symbols “ARKO” and “ARKOW,” respectively, on December 23, 2020. Please see the press release dated December 22, 2020 on ARKO Corp.’s Investor Relations website for more details related to the business combination at https://www.arkocorp.com/news-events/press-releases.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results today at 10:00 a.m. Eastern Time. Investors interested in participating in the live call can dial 877-605-1792 or 201-689-8728. A telephone replay will be available approximately two hours after the call concludes through April 8, 2021, by dialing 877-660-6853 or 201-612-7415 and entering confirmation code 13717487.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) owns 100% of GPM Investments, LLC (“GPM”). Based in Richmond, VA, GPM was founded in 2003 with 169 stores and has grown through acquisitions to become the 7th largest convenience store chain in the United States, operating or supplying fuel to approximately 2,950 locations in 33 states and the District of Columbia, comprised of approximately 1,350 company-operated stores and approximately 1,600 dealer sites to which we supply fuel. We operate in three reportable segments: retail, which consists of fuel and merchandise sales to retail consumers; wholesale, which supplies fuel to third-party dealers and consignment agents; and GPMP, which supplies fuel to our sites (both in the retail and wholesale segments). Our stores offer fas REWARDS® high value loyalty program, a large selection of beverages, coffee, fountain drinks, candy, salty snacks, and many other products to meet the needs of the everyday customer.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; our ability to maintain the listing of our common stock and warrants on the Nasdaq Stock Market; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which we compete; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that ARKO files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. ARKO assumes no obligation to update forward-looking information, except as required by applicable law.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Chris Mandeville

(203) 682-8200

ARKO@icrinc.com

In the Business Combination, Arko Holdings was deemed the accounting acquirer. As such, the historical financial statements of Arko Holdings became the historical financial statements of the combined company. As a result, the financial information included herein reflect the historical operating results of Arko Holdings prior to the closing of the business combination and the combined results of the Company following the closing of the business combination.  Additionally, the Company’s equity structure has been reclassified in all comparative periods up to the closing of the business combination to reflect the number of shares of the Company’s common stock issued to Arko Holdings’ stockholders in connection with the recapitalization transaction. As such, the share counts, corresponding common stock amounts and earnings per share related to Arko Holdings’ common stock prior to the business combination have been retroactively reclassified as shares reflecting the exchange ratio established in accordance with the Business Combination.

	Consolidated statements of operations

	For the year ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019
	(in thousands)
Revenues:
Fuel revenue	$2,352,884	$2,703,440	$842,393	$662,273
Merchandise revenue	1,494,342	1,375,438	375,301	337,133
Other revenues, net	63,489	49,812	18,788	12,589
Total revenues	3,910,715	4,128,690	1,236,482	1,011,995
Operating expenses:
Fuel costs	2,031,899	2,482,472	752,832	609,723
Merchandise costs	1,088,032	1,002,922	273,508	247,382
Store operating expenses	532,422	506,524	145,789	128,906
General and administrative expenses	94,424	69,311	29,601	18,232
Depreciation and amortization	74,396	62,404	24,340	16,120
Total operating expenses	3,821,173	4,123,633	1,226,070	1,020,363
Other expenses, net	9,228	3,733	1,938	(1,033)
Operating income (loss)	80,314	1,324	8,474	(7,335)
Interest and other financial income	1,245	1,451	265	426
Interest and other financial expenses	(51,673)	(43,263)	(21,268)	(9,623)
Income (loss) before income taxes	29,886	(40,488)	(12,529)	(16,532)
Income tax benefit (expense)	1,499	(6,167)	6,670	(3,329)
Loss from equity investee	(1,269)	(507)	(834)	(109)
Net income (loss)	$30,116	$(47,162)	$(6,693)	$(19,970)
Less: Net income (loss) attributable to non-controlling interests	16,929	(3,623)	1,247	(2,390)
Net income (loss) attributable to ARKO Corp.	$13,187	$(43,539)	$(7,940)	$(17,580)
Accretion of redeemable preferred stock	(3,120)		(3,120)
Series A redeemable preferred stock dividends	(157)		(157)
Net income (loss) attributable to common shareholders	$9,910		$(11,217)
Net earnings (loss) per share attributable to common shareholders - basic and diluted	$0.14	$(0.65)	$(0.15)	$(0.26)
Weighted average shares outstanding:
Basic and Diluted	71,074	66,701	76,628	66,727

	Consolidated balance sheets

	As of December 31,
	2020	2019
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$293,666	$32,117
Restricted cash with respect to bonds	1,230	4,260
Restricted cash	16,529	14,423
Trade receivables, net	46,940	23,190
Inventory	163,686	157,752
Other current assets	87,355	58,369
Total current assets	609,406	290,111
Non-current assets:
Property and equipment, net	491,513	367,151
Right-of-use assets under operating leases	961,561	793,086
Right-of-use assets under financing leases, net	198,317	180,557
Goodwill	173,937	133,952
Intangible assets, net	218,132	24,971
Restricted investments	31,825	31,825
Non-current restricted cash with respect to bonds	1,552	1,963
Equity investment	2,715	3,770
Deferred tax asset	40,655	—
Other non-current assets	10,196	19,979
Total assets	$2,739,809	$1,847,365
Liabilities
Current liabilities:
Lines of credit	$—	$82,824
Long-term debt, current portion	40,988	19,131
Accounts payable	155,714	128,828
Other current liabilities	133,637	67,519
Operating leases, current portion	48,878	34,303
Financing leases, current portion	7,834	7,876
Total current liabilities	387,051	340,481
Non-current liabilities:
Long-term debt, net	708,802	218,680
Asset retirement obligation	52,964	36,864
Operating leases	973,695	816,558
Financing leases	226,440	202,470
Deferred tax liability	2,816	1,041
Other non-current liabilities	70,166	36,381
Total liabilities	2,421,934	1,652,475

Commitments and contingencies
Series A redeemable preferred stock	100,000	—

Shareholders' equity:
Common stock	12	2,735
Additional paid-in capital	239,081	101,957
Accumulated other comprehensive income	9,119	4,444
Accumulated deficit	(30,176)	(43,363)
Total shareholders' equity	218,036	65,773
Non-controlling interest	(161)	129,117
Total equity	217,875	194,890
Total liabilities, redeemable preferred stock and equity	$2,739,809	$1,847,365

	Consolidated statements of cash flows

	For the year ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$30,116	$(47,162)	$(6,693)	$(19,970)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,396	62,404	24,340	16,120
Deferred income taxes	(4,747)	4,299	(7,733)	3,269
Gain on bargain purchase	—	(406)	—	—
Loss (gain) on disposal of assets and impairment charges	6,060	(1,291)	495	(3,721)
Foreign currency loss	6,754	10,158	6,318	984
Amortization of deferred financing costs, debt discount and premium	2,236	522	(195)	(818)
Amortization of deferred income	(7,650)	(8,848)	(1,652)	(2,153)
Accretion of asset retirement obligation	1,359	1,549	349	389
Non-cash rent	7,051	7,582	1,876	1,889
Charges to allowance for doubtful accounts, net	260	91	186	17
Loss from equity investment	1,269	507	834	109
Share-based compensation	1,891	516	1,504	162
Fair value adjustment of financial assets and liabilities	(491)	—	(491)	—
Other operating activities, net	115	—	611	—
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(24,010)	(1,692)	(25,750)	4,633
Decrease (increase) in inventory	6,618	(7,302)	(4,970)	(5,983)
(Increase) decrease in other assets	(7,864)	7,212	(1,217)	10,597
Increase in accounts payable	26,893	8,830	29,265	(8,242)
Increase (decrease) in other current liabilities	46,303	5,064	29,245	(6,001)
Decrease in asset retirement obligation	(393)	(450)	(234)	(77)
Increase in non-current liabilities	7,676	1,714	1,256	1,780
Net cash provided by (used in) operating activities	173,842	43,297	47,344	(7,016)
Cash flows from investing activities:
Purchase of property and equipment	(44,646)	(58,261)	(15,893)	(29,032)
Purchase of intangible assets	(30)	—	—	—
Proceeds from sale of property and equipment	1,302	18,982	864	15,923
Business acquisitions, net of cash	(363,988)	(33,587)	(363,668)	(30,762)
Loans to equity investment	(189)	(174)	—	—
Net cash used in investing activities	(407,551)	(73,040)	(378,697)	(43,871)
Cash flows from financing activities:
Lines of credit, net	(83,515)	34,893	(452)	41,708
Repayment of related-party loans	(4,517)	(850)	—	(850)
Buyback of long-term debt	(1,995)	—	—	—
Receipt of long-term debt, net	570,207	50,934	410,700	17,970
Repayment of debt	(58,792)	(18,079)	(2,631)	(2,473)
Payment of Provision - Pension Fund	—	(17,500)	—	—
Principal payments on financing leases	(8,116)	(9,051)	(1,973)	(2,417)
Proceeds from issuance of rights, net	11,332	—	—	—
Purchase of non-controlling interest in GPMP	(99,048)	—	(99,048)	—
Investment of non-controlling interest in subsidiary	19,325	—	—	—
Issuance of shares in Merger Transaction	57,997	—	57,997	—
Issuance of redeemable preferred stock, net	96,880	—	96,880	—
Distributions to non-controlling interests	(8,710)	(8,654)	(1,617)	(2,167)
Net cash provided by financing activities	491,048	31,693	459,856	51,771
Effect of exchange rate on cash and cash equivalents and restricted cash	2,875	1,263	2,593	66
Net increase in cash and cash equivalents and restricted cash	257,339	1,950	128,503	884
Cash and cash equivalents and restricted cash, beginning of year	52,763	49,550	181,881	51,813
Cash and cash equivalents and restricted cash, end of year	$312,977	$52,763	$312,977	$52,763

Use of Non-GAAP Measures

We disclose non-GAAP measures on a “same store basis,” which exclude the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store has a full quarter of activity in the prior year.  We believe that this information provides greater comparability regarding our ongoing operating performance.  These measures should not be considered an alternative to measurements presented in accordance with generally accepted accounting principles (“GAAP”) and are non-GAAP financial measures.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Adjusted EBITDA, net of incremental bonuses further adjusts Adjusted EBITDA by excluding incremental bonuses based on 2020 performance.  None of EBITDA, Adjusted EBITDA or Adjusted EBITDA, net of incremental bonuses are presented in accordance with GAAP and are non-GAAP financial measures.

We use EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses for operational and financial decision-making and believe these measures are useful in evaluating our performance because they eliminate certain items that we do not consider indicators of our operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses are also used by many of our investors, securities analysts, and other interested parties in evaluating our operational and financial performance across reporting periods. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses provides useful information to investors by allowing an understanding of key measures that we use internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing our operating performance.

EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses are not recognized terms under GAAP and should not be considered as a substitute for net income (loss), cash flows from operating activities, or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same stores measures, EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.

The following table contains a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses for the time periods presented:

	Reconciliation of Adjusted EBITDA and Adjusted EBITDA, net of incremental bonuses

	For the year ended December 31,		For the three months ended December 31,
	2020	2019	2020	2019
	(in thousands)
Net income (loss)	$30,116	$(47,162)	$(6,693)	$(19,970)
Interest and other financing expenses, net	50,428	41,812	21,003	9,197
Income tax (benefit) expense	(1,499)	6,167	(6,670)	3,329
Depreciation and amortization	74,396	62,404	24,340	16,120
EBITDA	153,441	63,221	31,980	8,676
Non-cash rent expense (a)	7,051	7,582	1,876	1,889
Acquisition costs (b)	6,031	6,395	2,691	3,048
Gain on bargain purchase (c)	—	(406)	—	—
Loss (gain) on disposal of assets and impairment charges (d)	6,060	(1,291)	495	(3,721)
Share-based compensation expense (e)	1,891	516	1,504	162
Loss from equity investee (f)	1,269	507	834	109
Non-beneficial cost related to potential initial public offering of master limited partnership (g)	—	121	—	121
Settlement of pension fund claim (h)	—	226	—	—
Merchandising optimization costs (i)	—	1,000	—	1,000
Fuel taxes paid in arrears (j)	819	—	—	—
Other (k)	(985)	288	(827)	354
Adjusted EBITDA	$175,577	$78,159	$38,553	$11,638
Incremental bonuses (l)	7,815	—	2,029	—
Adjusted EBITDA, net of incremental bonuses	$183,392	$78,159	$40,582	$11,638

(a)

Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b)

Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c)	Eliminates the gain on bargain purchase recognized as a result of the Town Star acquisition in 2019 and E-Z Mart acquisition in 2018.
(d)

Eliminates the non-cash loss (gain) from the sale of property and equipment, the gain recognized upon the sale of related leased assets, including $6.0 million related to the sale of eight stores in 2019, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing stores.

(e)	Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees and officers.
(f)	Eliminates our share of loss attributable to our unconsolidated equity investment.
(g)	Eliminates non-beneficial cost related to potential initial public offering of master limited partnership.
(h)	Eliminates the impact of mainly timing differences related to amounts paid in settlement of a pension fund claim filed against GPM.

(i)	Eliminates the one-time expense associated with our global merchandising optimization efforts in 2019.
(j)	Eliminates the payment of historical fuel tax liabilities owed for multiple prior periods.
(k)	Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.
(1)	Eliminates incremental bonuses based on 2020 performance.